ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION OF

                               MICRO-HYDRO POWER, INC.


               Pursuant to the provisions of Section 16-IOa-1006 of the Utah Revised Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

               FIRST: The name of the corporation is Micro-Hydro Power, Inc.

               SECOND:    The following amendment to the Articles of
Incorporation of Micro-Hydro Power, Inc. were duly adopted by the stockholders of the corporation at a meeting held July
23, 1996, in the manner prescribed by the Utah Revised Business
Corporation Act, to-wit:

               Reverse split as set forth in Paragraph Third below.

               THIRD: This amendment does not provide for any exchange, reclassification or cancellation of issued shares; however, pursuant to the resolution adopted by the stockholders of the corporation at the meeting held July 23, 1996, the 30,000,000 $0.00001 par value common voting shares issued and outstanding were reverse split on a basis of 100 for one, retaining the authorized shares at 30,000,000 and retaining the par value at $0.00001 per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the corporation, and resulting in a total of 300,000 shares of $0.00001 par value common voting stock being issued and outstanding; provided, however, that no stockholder's holdings shall be reduced to less than 100 shares as a result of the reverse split; and provided, however, further, the 100 share minimum shall be as determined by the President, whether on a stockholder or per certificate basis.

               FOURTH: The amendment adopting the reverse split of the corporation's common stock was adopted by the stockholders at a meeting held July 23, 1996.

               FIFTH:   This amendment was not adopted by the incorporators
or the Board of Directors without stockholder action.

               SIXTH:   (a)    The designation and number of outstanding
shares of each class entitled to vote thereon as a class were as follows, to-wit:

                     CLASS                         NUMBER OF SHARES

                     Common                       30,000,000


     (b) The number of shares voted for such amendment was 15,123,100, with none opposing and none abstaining.

               IN WITNESS WHEREOF, the undersigned President and Secretary, having been thereunto duly authorized, have executed the foregoing Articles of Amendment for the corporation under the penalties of perjury this 12th day of September, 1996.

                                                   MICRO-HYDRO POWER, INC.


                                                   By/S/ Jeffery D. Jenson
                                                   Jeffrey D. Jenson, President
Attest:


/S/Kathleen L. Morrison
Kathleen L. Morrison, Secretary








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